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                                                                    EXHIBIT 99.1


FIRST CAPITAL, INC. REPORTS THIRD QUARTER EARNINGS
Tuesday October 21, 8:00 am ET

CORYDON, Ind., Oct. 21, 2008 (GLOBE NEWSWIRE) -- First Capital, Inc. (the "Company") (NasdaqCM:FCAP - News), the holding company for First Harrison Bank
                     -----------

(the "Bank"), today reported net income of $803,000 or $0.29 per diluted share for the quarter ended September 30, 2008, compared to $893,000 or $0.32 per diluted share during the same period in 2007.

The decrease in earnings is due to an increase in noninterest expense, partially offset by increases in net interest income after the provision for loan losses and noninterest income.

Net interest income after provision for loan losses increased $83,000 for the quarter ended September 30, 2008 as compared to the quarter ended September 30, 2007. Interest income decreased $383,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 6.66% during the quarter ended September 30, 2007 to 6.36% for the same period in 2008. Interest expense decreased $950,000 as the average cost of interest-bearing liabilities decreased from 3.82% to 2.81% when comparing the same two periods. The provision for loan losses increased from $118,000 during the quarter ended September 30, 2007 to $602,000 for the three months ended September 30, 2008. This increase is due to increased specific reserves due to deteriorating commercial real estate values and increased general reserves due to deteriorating general economic conditions such as depreciating collateral values, job losses and continued pressures on household budgets in the Bank's market area.

Noninterest income increased $29,000 for the quarter ended September 30, 2008 as compared to the quarter ended September 30, 2007. Service charges on deposit accounts increased $27,000 when comparing the two periods.

Noninterest expenses increased $257,000 as compared to the quarter ended September 30, 2007. Other operating expenses and compensation and benefits increased $119,000 and $104,000, respectively, when comparing the quarters ended September 30, 2008 and September 30, 2007. The increase in operating expenses was primarily due to increases in the cost of FDIC insurance and in expenses related to the maintenance and sale of foreclosed real estate properties. The increase in FDIC insurance costs is due to the Bank exhausting its one-time FDIC credit assessment on deposits in existence as of December 31, 1996. The increase in compensation and benefits is primarily due to normal salary increases.

For the nine months ended September 30, 2008, the Company earned $2.6 million or $0.92 per diluted share compared to $2.5 million or $0.88 for the same period in 2007.

Net interest income after provision for loan loss increased $242,000 during the first nine months of 2008 compared to the same period in 2007. Interest income decreased $773,000 when comparing the two periods, due to a decrease in the average tax-equivalent yield on interest-earning assets from 6.57% during the first nine months of 2007 to 6.33% in the same period of 2008. Interest expense decreased $2.0 million as the average cost of interest-bearing liabilities decreased from 3.77% in 2007 to 3.03% in 2008. The provision for loan losses increased $962,000 from $378,000 for 2007 to $1.3 million for 2008 for the reasons discussed above.

Noninterest income increased $108,000 to $2.7 million during the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007. The increase was primarily due to a $128,000 increase in service charges on deposits and an increase of $77,000 in earnings on bank-owned life insurance when comparing the two periods. These increases were partially offset by a decrease of $85,000 in mortgage brokerage fees. The increase in cash surrender value of bank-owned life insurance was due to the purchase of $3.6 million of bank-owned life insurance in May 2007.

Noninterest expenses increased $305,000 when comparing the nine months ended September 30, 2008 to the same period in 2007, primarily due to increases in compensation and benefits and professional fees of $141,000 and

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$128,000, respectively. The increase in compensation and benefits is primarily due to normal salary increases and the increased cost of employee health insurance. The increase in professional fees is primarily due to an increase in legal fees relating to problem loan collections. These were partially offset by a decrease in advertising expense of $121,000 when comparing the two periods due to the elimination of television advertising.

Neither the Company nor the Bank has any investment in the equity securities of Fannie Mae or Freddie Mac.

Total assets as of September 30, 2008 were $445.4 million compared to $453.2 million at December 31, 2007. The primary factor behind this decrease was a decrease of $8.4 million in net loans receivable, partially offset by an increase of $3.2 million in cash and cash equivalents. Retail repurchase agreements and advances from the Federal Home Loan Bank decreased $8.1 million and $6.9 million, respectively, while deposit accounts increased $6.5 million from December 31, 2007 to September 30, 2008.

First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville and Salem. The Bank has recently relocated its Edwardsville office within that town. The Bank is also in the process of obtaining all approvals for a new branch to be located in Lanesville, Indiana. Construction is to begin on the new office in the last quarter of 2008 and it is expected to open in the Spring of 2009. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at http://www.firstharrison.com.
                                                   ----------------------------
First Harrison Financial Services, a division of the Bank, offers non-FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.


Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)

                                Nine Months Ended       Three Months Ended
                                  September 30,            September 30,
 OPERATING DATA                 2008        2007         2008        2007
 (Dollars in thousands,         ----        ----         ----        ----
 except per share data)

 Total interest income      $   19,527  $   20,300  $    6,406    $  6,789
 Total interest expense          8,322      10,299       2,506       3,456
                            ----------------------  ----------------------
 Net interest income            11,205      10,001       3,900       3,333
 Provision for loan
  losses                         1,340         378         602         118
                            ----------------------  ----------------------
 Net interest income
  after provision for
  loan losses                    9,865       9,623       3,298       3,215
 Total non-interest
  income                         2,729       2,621         928         899
 Total non-interest
  expense                        8,852       8,547       3,069       2,812
                            ----------------------  ----------------------
 Income before income
  taxes                          3,742       3,697       1,157       1,302
 Income tax expense              1,151       1,186         354         409
                            ----------------------  ----------------------
 Net income                 $    2,591  $    2,511  $      803  $      893
                            ======================  ======================

 Net income per common
  share, basic              $     0.92  $     0.89  $     0.29  $     0.32
                            ======================  ======================
 Weighted average
  common shares
  outstanding - basic        2,803,220   2,818,922   2,800,598   2,813,043

 Net income per common
  share, diluted            $     0.92  $     0.88  $     0.29  $     0.32
                            ======================  ======================
 Weighted average
  common shares
  outstanding - diluted      2,817,404   2,842,157   2,813,895   2,833,734


 OTHER FINANCIAL DATA

 Cash dividends per
  share                     $     0.53  $     0.51  $     0.18  $     0.17
 Return on average
  assets (annualized)             0.77%       0.75%       0.73%       0.81%
 Return on average
  equity (annualized)             7.42%       7.52%       6.90%       8.00%
 Net interest margin              3.68%       3.29%       3.92%       3.33%
 Net overhead expense
  as a percentage of
  average assets
  (annualized)                    2.61%       2.56%       2.78%       2.54%


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                            September 30,  December 31,
 BALANCE SHEET                  2008          2007
  INFORMATION                   ----          ----

 Cash and cash
  equivalents                $   18,211  $   15,055
 Investment securities           70,320      74,041
 Gross loans                    328,796     336,695
 Allowance for loan
  losses                          2,755       2,232
 Earning assets                 405,435     417,358
 Total assets                   445,386     453,179
 Deposits                       334,672     328,151
 FHLB debt                       53,830      60,694
 Repurchase agreements            7,485      15,562
 Stockholders' equity            46,394      45,736
 Non-performing assets:
   Nonaccrual loans               3,838       4,879
   Accruing loans past
    due 90 days                   1,176         795
Foreclosed real
    estate                        1,317         833

CONTACT:
          First Capital, Inc.
          Chris Frederick, Chief Financial Officer
          812-734-3464